As filed with the Securities and Exchange Commission on September 30, 2011
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Energy XXI (Bermuda) Limited
(exact name of registrant as specified in its charter)

Bermuda	98-0499286
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

Canon’s Court, 22 Victoria Street, PO Box HM
1179, Hamilton HM EX, Bermuda
(Address, including Zip Code,
of Principal Executive Offices)

Energy XXI Services Plan
(Full title of the Plan)

Juliet Evans
Canon’s Court, 22 Victoria Street, PO Box HM
1179, Hamilton HM EX, Bermuda
(441) 298-3262
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, for Agent for Service)

Copy to:

Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas  75201
(214) 220-7700
Attn: Shane Tucker

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer  ☒    Accelerated filer  ☐     Non-accelerated filer  ☐    Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.005 par value per share	5,000,000 Shares	$21.80	$109,000,000	$12,654.90

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional and indeterminate shares of Common Stock of Energy XXI (Bermuda) Limited (the “Registrant”) as may become issuable because of changes resulting from stock dividends, stock splits and similar changes and pursuant to the antidilution provisions of the Energy XXI Services Plan (the “Plan”). In addition, pursuant to Rule 416(c) under Act, this Registration Statement covers an indeterminate amount of participation interests to be offered or sold pursuant to the Plan.

(2)
Determined in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the Registration Fee, on the basis of the average of the high and low prices per share of common stock of the registrant as reported on NASDAQ Stock Market on September 26, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission, but such documents (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent the information is deemed furnished and not filed pursuant to securities laws and regulations, we hereby incorporate by reference into this registration statement the following documents:

(a)
The latest Annual Report of the Registrant on Form 10-K (File No. 001-33628) originally filed with the Commission on August 15, 2011 for the fiscal year ended June 30, 2011, and Amendment No. 1 thereto, filed with the Commission on August 26, 2011.

(b)	The Current Report of the Registrant on Form 8-K (File No. 001-33628) filed with the Commission on September 1, 2011 (Items 8.01 and 9.01).

(c)
The description of the Common Stock of the Registrant contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-33628) filed with the Commission on July 30, 2007, pursuant to Section 12(b) of the Exchange Act.

Except to the extent the information is deemed furnished and not filed pursuant to securities laws and regulations, all documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that (1) indicates that all securities registered on this registration statement have been sold or (2) deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The bye-laws of the Registrant provide for indemnification of its officers and directors against all liabilities, loss, damage or expense incurred or suffered by any officer or director in his or her role as an officer or director of the Registrant to the maximum extent permitted by Bermuda law. However, the indemnification does not extend to any matter which would render it void pursuant to the Companies Act 1981 (the “Companies Act”) as in effect from time to time in Bermuda.

The Companies Act provides that a Bermuda company may indemnify its officers and directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. A company is also permitted to indemnify any officer or director against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in favor of the director or officer, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court. However, the Companies Act also states that any provision, whether contained in the bye-laws of the Registrant or in a contract or arrangement between the Registrant and the officer or director, indemnifying an officer or director against any liability which would attach to him in respect of his or her fraud or dishonesty will be void.

The directors and officers of the Registrant are also covered by directors’ and officers’ insurance policies maintained by the Registrant.

The bye-laws of the Registrant provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or by or in the right of the Registrant, against any of its officers or directors on account of any action taken by any officer or director, or the failure of any officer or director to take any action in the performance of his or her duties with or for the Registrant; provided, however, that this waiver does not apply to any claims or rights of action arising out of the fraud or dishonesty of an officer or a director, or to recover any gain, personal profit or advantage to which an officer or director is not legally entitled.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

No.	Description
4.1*	Energy XXI Services Plan
4.2	Bye-Laws of Energy XXI (Bermuda) Limited (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on January 29, 2010).
5.1*	Opinion of Appleby as to the legality of the shares being registered.
23.1*	Consent of Appleby (included in Exhibit 5.1).
23.2*	Consent of UHY LLP.
23.3*	Consent of Netherland, Sewell & Associates, Inc.
24.1*	Power of Attorney (included on the signature pages of this registration statement).

*Filed herewith

Item 9.	Undertakings.

The Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Energy XXI (Bermuda) Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 30, 2011.

Energy XXI (Bermuda) Limited

By:	/s/ David West Griffin
David West Griffin
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Energy XXI (Bermuda) Limited (the “Company”) hereby constitutes and appoints David West Griffin and Bo Boyd, and each of them, any one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Commission or any regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated opposite their names, on September 30, 2011.

Signature	Title

/s/ John D. Schiller, Jr.	Chairman and Chief Executive Officer
John D. Schiller, Jr.	(Principal Executive Officer)

/s/ David West Griffin	Chief Financial Officer (Principal Financial
David West Griffin	Officer and Principal Accounting Officer)

/s/ William Colvin	Director
William Colvin

/s/ Paul Davison	Director
Paul Davison

/s/ David M. Dunwoody	Director
David M. Dunwoody

/s/ Cornelius Duprè II	Director
Cornelius Duprè II

/s/ Hill A. Feinberg	Director
Hill A. Feinberg

/s/ Kevin Flannery	Director
Kevin Flannery

The Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 30, 2011.

Energy XXI Services Plan

By:	/s/ David West Griffin
Name: David West Griffin
Title: Chief Financial Officer

INDEX TO EXHIBITS

No.	Description
4.1*	Energy XXI Services Plan
4.2	Bye-Laws of Energy XXI (Bermuda) Limited (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on January 29, 2010).
5.1*	Opinion of Appleby as to the legality of the shares being registered.
23.1*	Consent of Appleby (included in Exhibit 5.1).
23.2*	Consent of UHY LLP.
23.3*	Consent of Netherland, Sewell & Associates, Inc.
24.1*	Power of Attorney (included on the signature pages of this registration statement).

*Filed herewith